Exhibit 99.1

The St. Joe Company - NYSE:JOE - Reports Full Year 2003 Net Income of $76.2 Million, or $0.98 Per Share

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--Feb. 3, 2004--The St. Joe Company (NYSE:JOE):

    --  Fourth Quarter Net Income was $28.9 Million, or $0.37 Per
        Share

    --  Earnings Growth Expected in 2004

    --  St. Joe Acquires 3.4 Million Shares in 2003

    --  Bay County Commission Approves Land-Use Plans for West Bay and
        Airport

    The St. Joe Company (NYSE:JOE) today announced that its 2003 net income was $76.2 million, or $0.98 per share, compared with $174.4 million, or $2.14 per share, for 2002. Fourth quarter 2003 net income was $28.9 million, or $0.37 per share, compared with $55.3 million, or $0.70 per share, in the same quarter of 2002. All per-share references in this release are presented on a fully diluted basis.
    The results for 2002 included two large gains and the results for 2003 included a non-cash asset impairment charge. Both years included gains from conservation land sales. These items, which are detailed in Table 1 below, were excluded from our earlier 2003 guidance. Excluding these same items, 2003 results represented a 33 percent improvement over the 2002 baseline.
    "JOE turned in a great year in 2003 - again," said Peter S. Rummell, chairman and CEO of St. Joe. "And 2003 was capped by an excellent fourth quarter, with strong financial performance, along with important strategic achievements in entitlements and infrastructure."
    "The results for 2003 came in at the high end of the range of our earlier guidance, principally due to increased sales at our resort and residential communities and increased land sales by St. Joe Commercial and St. Joe Land," said Kevin M. Twomey, president, COO and CFO of St. Joe.




                                Table 1
                   Selected Components of Net Income
                        For Years 2003 and 2002

                                        (in millions)     Per Share
                                        -------------   -------------
                                         2003   2002     2003   2002

Conservation land sales                 $22.7  $18.5    $0.29  $0.23
Net gain on sale of Arvida
  Realty Services (ARS)                    --   20.7       --   0.25
Forward sale of securities                 --   86.4       --   1.06
Non-cash Advantis charge                ( 8.8)    --    (0.11)    --


    A Strong Fourth Quarter for JOE

    "JOE closed 2003 with a strong fourth quarter," said Rummell.
"Sales were strong across the company for residential, resort, commercial and rural real estate. Conservation land sales were also strong in the fourth quarter."

    Some highlights from the fourth quarter include:

    -- JOE's Community Development division had an excellent fourth quarter with strong pricing and sales velocity.

    -- Units at WaterColor and WaterSound Beach are selling quickly. With demand high, we are managing inventories to build long-term value.

    -- JOE's Commercial division set a new record for the quarter. The Commercial pipeline of business continues to build on strong market interest in Northwest Florida's retail, office, multi-family and other mixed-use products.

    -- JOE's Land Company turned in its best quarter of the year, capping its best year ever.

    -- The first release of 23 home sites at RiverCamps on Crooked Creek sold out after a lottery process was used to select buyers. All 23 closed in the fourth quarter.

    -- Through JOE's capital redeployment program, three office buildings with 465,000 square feet were acquired in Atlanta. This portfolio now totals more than 2.3 million square feet and represents an aggregate investment of more than $312 million.

    In the fourth quarter, JOE continued to work on additional entitlements for a wide variety of residential, resort and RiverCamp products in Northwest Florida and other high-growth regions of the state. JOE has more than 25,000 Florida residential-unit entitlements in hand or at various stages in the approval process, representing a significant pipeline of future value. Significant entitlement benchmarks during the fourth quarter included:

    --  Bay County approved the West Bay Detail Specific Area Plan
        (DSAP) that provides land use changes for 16,556 acres of JOE land. The plan, a portion of which is contingent on the approval of the airport relocation, provides for development in three phases with 5,842 residential units and 4.4 million square feet of commercial, industrial and retail space.

    -- The Walton County Commission approved land use entitlements for 478 residential units and 35,000 square feet of commercial space at WaterSound north of U.S. Highway 98.

    "JOE's efforts to improve Northwest Florida's roads, air service, health care and education are showing tangible results and continue to represent real promise," said Rummell. "During the fourth quarter the process for the proposed relocation of the airport in Bay County reached an important milestone."

    -- The Bay County Commission voted to approve a land-use measure that creates the opportunity to relocate the Panama City - Bay County International airport within the West Bay Sector, subject to further government approvals.

    "As work continues on this range of development and infrastructure projects, we are working closely with local communities to protect the Panhandle's unique character and quality of life," said Rummell. "We believe we are building a solid foundation from which we will be able to create shareholder value for a long time to come. At the same time, we are making progress on projects that will help make Northwest Florida an even better place to call home."

    A Record of Progress

    "As we begin 2004, we're very proud of our record of progress over the past seven years - but more important, we're tremendously excited about the future of opportunity ahead of us," said Rummell. "Even with all we've accomplished, we firmly believe the best is yet to come."
    "Since we began our transformation to a real estate operating company in 1997, JOE has achieved a remarkable track record," said Twomey. "JOE's value creation strategy has delivered a total shareholder return (dividends and stock appreciation) of 188 percent since January 1, 1997, compared to the S&P 500's 49 percent gain over that same period."
    "The equity market capitalization of JOE was $1.98 billion on December 31, 1996," said Twomey. "Through December 31, 2003, JOE has distributed $1.83 billion to shareholders through regular and special cash dividends, share repurchases, and the spin-off of its equity interest in Florida East Coast Industries. With all that accomplished, at December 31, 2003, the equity market capitalization of JOE had still grown to $2.84 billion."
    "JOE's performance this past year also signaled a maturation of our place-making process in Northwest Florida," said Rummell. "The success of our community development efforts is stimulating demand for commercial and retail space on nearby JOE land. Other developers often see this aspect of the value creation process escape to other land owners. We believe that JOE's ability to capture and convert a significant portion of this related value is a unique advantage that has only started to produce results for our shareholders."
    "Many of our initial projects have matured into wonderful and exciting places with significant potential remaining," said Rummell. "These new places have earned national recognition and attracted buyers from across the country. And more is on the way."
    "At the same time, we have made significant progress in protecting Northwest Florida's quality of life by helping preserve more than 160,000 acres of environmentally special lands for future generations," said Rummell. "We are proud of this legacy."

    A Future of Opportunity

    "JOE is a one-of-a-kind company," said Rummell. "JOE's excellent record highlights the benefits of our unique competitive advantages - low-basis, high-quality land, favorable demographics, a strong balance sheet and an experienced management team. Now, with a variety of new projects positioned to come to market, we have a greater opportunity to capitalize on these advantages in 2004 and beyond."

                           OUTLOOK FOR 2004

    "With a strong foundation in place, we see another good year for JOE with solid earnings growth in 2004," said Twomey.
    "In discussing our expectations, we will make comparisons to 2003 excluding from that year's results conservation land sales ($22.7 million contribution to net income) and the non-cash Advantis charge ($8.8 million deduction from net income)," said Twomey. Excluding these items, 2003 "baseline" earnings per share was $0.80 as detailed in Table 2 below.




                                Table 2
                           Guidance Baseline

                                                 2003         2003
                                            (in millions)   Per Share
                                            -------------- -----------
Reported net income                                 $76.2       $0.98
     Less conservation gains                        (22.7)      (0.29)
     Plus Advantis charge                             8.8        0.11
                                            -------------- -----------
2003 Baseline                                       $62.3       $0.80
                                            ============== ===========


    Full-Year Expectations for 2004

    "For the full year 2004, the company expects per share income, before conservation land sales, to increase by 10 to 15 percent from the 2003 baseline of $0.80 per share," said Twomey. "Our projections for 2004 are based on the assumption that the current market conditions continue."
    "In 2004, we expect several communities, including RiverTown, WindMark Beach and WaterSound, to receive land use approvals, requiring a significant investment in infrastructure to bring them to market," said Twomey. "In that light, we expect to advance our core strategies in 2004, achieve significant progress in building future value for our holdings in Northwest Florida and deliver excellent results for shareholders."
    "We anticipate having sufficient resources available to fund our development efforts and $125 million to $175 million for the repurchase of shares, the acquisition of surrendered shares and dividend payments," said Twomey. "Timing of repurchase activity throughout the year is subject to the magnitude and timing of earnings and cash flows."

    Community Development

    "Pretax income from continuing operations for our community development segment is expected to continue to grow in 2004," said Twomey. "These results reflect continued progress, particularly at WaterColor and WaterSound Beach. Contributions from a number of primary home communities, such as St. Johns Golf and Country Club, Victoria Park, Artisan Park and SouthWood in Florida and Saussy Burbank in North and South Carolina, will also be important."
    "We expect to make significant progress this year in the planning and entitlement of RiverTown and the next phases of WindMark Beach and WaterSound, although we do not intend to bring any of them to market in time to affect 2004 earnings," said Twomey. "This will position the company for the future. We are particularly pleased with the advances that have been made at SummerCamp, a proposed community now in its final permitting stages in Franklin County. Later this year, we plan to release the first home sites at SummerCamp. Based on the enthusiasm we see now, we expect to use a lottery process to select buyers."

    Commercial Real Estate

    "During 2004, St. Joe Commercial will continue to focus on the development and sale of retail and commercial properties in Northwest Florida," said Twomey. "Commercial land sales in Northwest Florida delivered a meaningful contribution to 2003's fourth quarter results and we expect that trend to continue. Although the timing of transactions in this business is hard to predict, we enter 2004 with a strong pipeline."
    "JOE continues to acquire office buildings in the Southeast through our investment strategy which defers taxes on land sale gains by the redeployment of proceeds from large land sales," said Twomey. "We expect to grow this portfolio by $75 million to $100 million in 2004 through acquisitions of additional properties."

    St. Joe Land Company

    "We also expect continued good results from the St. Joe Land Company at or near the same level as in 2003," said Twomey. "The RiverCamps concept has proved very popular with people who are seeking a community in a natural setting. We believe that RiverCamps will become a meaningful source of income in future years."
    "We start the year with a good pipeline of Land Company transactions," said Twomey. "We have a small number of large land-sale transactions moving through the pipeline. However, the timing of these large sales is always difficult to predict."
    "We also have a good pipeline of conservation land sales, and expect 2004 results to be above 2003's performance," said Twomey. "Again, the timing of these transactions is uncertain."

                               DIVIDENDS

    On December 1, 2003, the board of directors declared a quarterly cash dividend for the fourth quarter of 2003 of $0.12 per share on its common stock, payable on December 31, 2003, to shareholders of record at the close of business on December 15, 2003. Including the fourth quarter dividend, the company paid $0.32 per share in dividends in 2003.

                         SALE OF TRUST SHARES

    During 2003, the Alfred I. duPont Testamentary Trust and the Nemours Foundation (the Trust) sold 1,085,374 shares to the company and 11,000,000 shares to the public, bringing their percentage ownership of JOE from 47.4 percent on December 31, 2002 to 31.5 percent on December 31, 2003. The Trust's ownership position was 69.8 percent on January 1, 1997.
    On December 31, 2003, the company filed a shelf registration statement covering an additional 6 million shares for sale by the Trust.

                       STOCK REPURCHASE PROGRAM

    During 2003, JOE acquired 3,367,976 shares of common stock for a total of $102.9 million, or an average price of $30.55 per share. This represents approximately 4.4 percent of the shares outstanding on December 31, 2002.
    During the fourth quarter of 2003, the company repurchased 1,008,922 shares for a total of $33.9 million, or an average price of $33.62 per share.
    During the fourth quarter of 2003, the company acquired 470,918 shares, for $15.7 million, that were surrendered by executives to pay taxes and the option exercise price for stock they acquired through option exercises. For the full year 2003, a total of 812,802 shares were surrendered by executives for $25.6 million to pay taxes and the option exercise price for stock they acquired through option exercise and vesting of restricted shares.
    Table 3 summarizes stock repurchase activity through December 31, 2003.




                                Table 3
                       Stock Repurchase Activity
                       Through December 31, 2003

                                 Shares
         ------------------------------------------------------
           Purchased    Purchased   Surrendered By
 Year     From Public  From Trust     Executives      Total
-------  ------------ ------------ --------------- ------------

 1998       2,574,200           --         11,890    2,586,090
 1999       2,843,200           --         11,890    2,855,090
 2000       3,101,566      415,500             --    3,517,066
 2001       3,485,400    3,585,900         58,550    7,129,850
 2002       2,583,700    2,586,206        256,729    5,426,635
 2003       1,469,800    1,085,374        812,802    3,367,976
         ------------ ------------ --------------- ------------
 Total     16,057,866    7,672,980      1,151,861   24,882,707
         ============ ============ =============== =============


         Total Cost    Average
 Year  (in millions)    Price
-----  -------------  ---------

 1998         $55.5     $21.41
 1999          69.5      24.31
 2000          80.2      22.78
 2001         176.0      24.67
 2002         157.6      29.03
 2003         102.9      30.55
        ------------  ---------
 Total       $641.8     $25.77
        ============  =========


    At the end of 2003, $43.2 million remained of the company's current stock repurchase authorization of $150 million.
    At December 31, 2003, the company had 76,030,091 shares outstanding. The number of weighted-average fully diluted shares was 77,825,790 for the year 2003 and 77,783,671 for the fourth quarter of 2003.

                         WEST BAY SECTOR PLAN

    On December 11, 2003, the Bay County Commission voted to approve a measure that included two land-use plans: one for the proposed relocation of the Panama City - Bay County International Airport on 4,000 acres in western Bay County, and one for commercial, industrial, residential and conservation uses on 16,556 acres of St. Joe land near the proposed airport site.
    The two land use plans, known as the Airport and West Bay DSAPs, begin the implementation of the West Bay Sector Plan, a blueprint for future development and conservation of approximately 75,000 acres of JOE-owned land in northwestern Bay County. A number of additional regulatory steps remain before the two DSAPs become final, including additional review by the Florida Department of Community Affairs to determine if they are in compliance with state law.
    The airport land use plan creates the opportunity to relocate the Panama City - Bay County International airport within the West Bay Sector. The decision to relocate the airport ultimately rests with the Federal Aviation Administration (FAA) and the Panama City - Bay County International Airport Authority. The FAA and the Airport Authority continue to work on an Environmental Impact Statement for the proposed new airport. Subject to final approvals of the airport relocation at West Bay, St. Joe has committed to donating the 4,000-acre airport site to the Airport Authority as well as approximately 10,000 acres for environmental mitigation that would become part of the West Bay Conservation Area.
    The 4,000 acre Airport DSAP provides for a terminal, runways and ancillary facilities associated with an airport. The West Bay DSAP consists of three phases. Phase 1, which operates independently of the approvals of the airport, provides for 685 residential units, 360,000 square feet of commercial space and a 150-room hotel. Phases 2 and 3 are conditioned on the final approvals of the airport. At full build-out, the West Bay DSAP provides for approximately 4.4 million square feet of industrial, commercial and retail space, 5,842 dwelling units and 490 hotel rooms.
    Taken together, the two DSAPs provide land use changes for approximately 20,000 acres of St. Joe property.
    In addition to the mitigation lands for the airport, St. Joe committed to donate lands for public facilities in connection with development activities in phases two and three in the West Bay DSAP. These lands include sites for five public schools, two regional parks, a wastewater treatment plant, libraries, right-of-way donations and public safety facilities.

                             ENTITLEMENTS

    St. Joe has a broad range of entitlements in hand or in various stages of the approval process for residential, resort, RiverCamps and rural residential products in Northwest Florida and other high-growth regions of the state.
    Table 4 summarizes the entitled St. Joe residential projects at December 31, 2003.




                                Table 4
      Summary of Entitled St. Joe Residential Projects in Florida
                           December 31, 2003

                                                            Units
                                         Total    Total    Sold/Under
        Project              County      Project  Project   Contract
                                         Acres    Units(a)    Thru
                                                            12/31/03
------------------------ -------------- -------- -------- -----------

Artisan Park - Celebration    Osceola       160      616          57
CampCreek Golf Cottages       Walton         10       50           0
The Hammocks                  Bay           143      459         232
Hampton Park                  Duval         150      158         130
James Island                  Duval         194      365         359
Palmetto Trace                Bay           138      523         192
Pier Park (Residential)       Bay            10      125           0
RiverCamps on Crooked
 Creek (Release One)          Bay            95       27          23
SouthWood                     Leon        3,770    4,770         588
St. Johns Golf & County
 Club                         St. Johns     820      799         519
Victoria Park                 Volusia     1,859    4,000+        359
Walton Corners                Leon           60       33           0
WaterColor                    Walton        499    1,140         717
WaterSound Beach              Walton        256      499         293
WaveCrest                     Bay             6       88           0
WindMark Beach                Gulf           80      110         100
                                        -------- -------- -----------
Total                                     8,250   13,762+      3,569
                                        ======== ======== ===========

(a) Total project units represent the number of units entitled. The actual number of units to be constructed at full build-out may be lower than the number entitled.


    St. Joe's pipeline of residential projects extends well into the future with 14,714 units at various stages in the entitlement process. Table 5 summarizes the status of St. Joe residential projects in the entitlement process as of December 31, 2003.




                                Table 5
            Summary of St. Joe Residential Projects in the
                  Entitlements Process in Florida(a)
                           December 31, 2003

                                                      Total
            Project                     County        Project Approx.
                                                      Acres    Units
-------------------------------   ------------------ -------- -------

East Lake Powell                         Bay             181     360
WaterMill (Jones Homestead)              Gulf             94      90
RiverCamps on Crooked Creek
(Future phases)                          Bay           1,395     423
RiverTown                                St. Johns     4,200   4,500
SummerCamp                               Franklin        782     499
Cutter Ridge (Tarpon Sound)              Franklin         30      90
The Pines                                Walton           62     300
West Bay DSAP                            Bay           6,789   5,842
WaterSound                               Walton        1,443   1,060
WindMark Beach - Future Phase            Gulf          2,000   1,550
                                                     -------- -------
Total                                                 16,976  14,714
                                                     ======== =======

(a)All developments listed have entitlement steps remaining that could affect timing, scale and viability.


    At the end of the year, the number of units in Florida residential projects entitled or in the entitlement process approached 25,000 units on approximately 23,000 acres as summarized in Table 6.




                                Table 6
               Summary of Residential Projects Pipeline
                           December 31, 2003

                                            Total Acres   Total Units
                                            ------------  -----------
Entitled residential projects                     8,250       13,762
   Less acres and units sold                     (2,234)(a)   (3,569)
Residential projects in entitlements process     16,976       14,714
                                            ------------  -----------
Total residential projects pipeline              22,992       24,907
                                            ============  ===========
(a)Estimated


                            SEGMENT RESULTS

    COMMUNITY DEVELOPMENT

    The Community Development division's pretax income from continuing operations for the full year 2003 was $80.6 million, compared with $60.8 million for the full year 2002, a 33 percent increase. For the fourth quarter of 2003, pretax income was $13.2 million, compared with $19.9 million in the fourth quarter of 2002.
    "Demand was strong in the fourth quarter for homes and home sites in JOE's resort and primary communities," said Rummell. "We are particularly pleased with the strength of pricing at WaterColor and WaterSound Beach - especially considering that we are moving further inland, away from the beach."
    Table 7 summarizes community development sales activity. Table 8 summarizes unit backlog.




                                Table 7
                      Community Development Sales
                            ($ in millions)

                             Units Closed
                         For the Three Months
                          Ended December 31,

                     2003                           2002
          ----------------------------  -----------------------------
          Number  Revenue Gross Profit  Number  Revenue  Gross Profit
          ------- ------- ------------  ------ --------- ------------
 Closing
Home Sites   114   $24.3        $15.4     140     $33.3        $20.7
Homes        413   105.1         15.9     324      92.2         15.7
          ------- ------- ------------  ------ --------- ------------
Total        527  $129.4        $31.3     464    $125.5        $36.4
          ======= ======= ============  ====== ========= ============


                             Units Closed
                             For the Year
                          Ended December 31,

                     2003                           2002
          ----------------------------  -----------------------------
          Number  Revenue Gross Profit  Number  Revenue  Gross Profit
          ------- ------- ------------  ------ --------- ------------
 Closing
Home Sites   519  $115.7        $72.2     438     $99.3        $65.1
Homes      1,241   348.4         60.6   1,079     271.3         44.7
          ------- ------- ------------  ------ --------- ------------
Total      1,760  $464.1       $132.8   1,517    $370.6       $109.8
          ======= ======= ============  ====== ========= ============


                      Units Placed Under Contract
                         For the Three Months
                          Ended December 31,

                             2003       2002      Percentage Change
                           ---------  ---------  --------------------
Home Sites                      125         69                  81.2%
Homes                           374        306                  22.2%
                           ---------  ---------  --------------------
Total                           499        375                  33.1%
                           =========  =========  ====================


                                Table 8
                            Unit Backlog(a)
                            At December 31,
                            ($ in millions)

                       Backlog - Units         Backlog - Sales Price
                   -----------------------    -----------------------
                     2003         2002           2003        2002
                   ----------  -----------    -----------  ----------
Home Sites                94           23          $20.6        $5.8
Homes                    730          534         $223.7(b)   $172.3
                   ----------  -----------    -----------  ----------
Total                    824(b)       557         $244.3      $178.1
                   ==========  ===========    ===========  ==========

(a) Backlog represents units under contract but not yet closed.
(b) Includes 50 WaterSound multifamily units at an average price of $1.1 million scheduled to close in the first quarter of 2004.



    Northwest Florida

    WaterColor

    In the fourth quarter of 2003, 48 home sites and 8 housing units closed at WaterColor. During the quarter, contracts were accepted for 64 home sites, 3 housing units and 23 Private Residence Club units at average prices of $244,000, $750,000 and $190,000, respectively.
    For the year 2003, 206 home sites and 30 homes closed at WaterColor at average prices of $280,000 and $674,000, respectively.
    At the end of the year, 7 home sites remained in phase 1, of which only one has been released for sale. In phase 2, 3 home sites and 12 homes remained for sale. The average sales price for home sites in phase 2 during 2003 was $244,000 for 220 home sites, while the average sales price for homes was $784,000 for 7 JOE-built homes.
    At the end of the year, 112 home sites and 3 homes remained for sale in WaterColor's phase 3. This phase is enhanced by a connection to the first phase of WaterColor with a pedestrian bridge that spans Western Lake. Construction of the bridge was completed in the fourth quarter of 2003.
    "Sales in WaterColor's phase 3 continued to build momentum in the fourth quarter," said Rummell. "Values from the WaterColor neighborhoods closer to the beach are being transferred to those areas further inland." The average sales price for the 117 home sites in phase 3 sold during 2003 was $296,000, while the price for the one home sold there was $783,000.
    During the fourth quarter, planning was started on phase 4 of WaterColor, a 60-acre parcel on the east side of County Road 395 adjacent to WaterColor Crossings. Construction in phase 4 is scheduled to begin in late 2004.
    "The WaterColor Inn's high visibility across the region is also helping drive demand for our real estate products," said Rummell. "We believe the Inn is a key marketing force for our real estate products not just at WaterColor but throughout Northwest Florida."
    From WaterColor's inception through December 31, 2003, contracts accepted or closed totaled 717 units. WaterColor is expected to have up to 1,140 units at full build-out.

    WaterSound Beach

    In the fourth quarter of 2003, 18 home sites and 30 housing units closed at WaterSound Beach at average sales prices of $345,000 and $1.2 million, respectively. During the quarter, contracts were accepted for 5 home sites at an average price of $360,000.
    For the year 2003, 93 home sites and 30 residential units were closed at WaterSound Beach at average prices of $393,000 and $1.2 million, respectively.
    WaterSound Beach, a gated beachfront community south of County Road 30A in south Walton County, is planned to include single family homes, home sites and multi-family units. It is expected to have 499 residential units at full build-out.
    The Crossings at WaterSound Beach and Compass Point are multifamily neighborhoods in WaterSound Beach. Thirty of the 81 beachfront units in The Crossings closed in the fourth quarter of 2003. Another 50 units are expected to close in the first quarter of 2004. Prices for these residences ranged from $895,000 to $1.5 million, with an average over $1.1 million. One unit will be retained as a model for the next phase of multi-family units.
    Based on the rapid sale of units at The Crossings, additional phases of multi-family units are being planned. This new multi-family neighborhood, Compass Point, is planned for 92 units in four phases. In the fourth quarter, 7 units were placed under contract in the first release of 25 Compass Point units with prices expected to average over $1.3 million per unit. Construction is slated to begin in 2004 on the first 25 Compass Point residences plus a second phase of multi-family residences planned for 24 units to be released later in 2004, followed by 43 units planned for later years.
    At the end of 2003, 113 single family home sites have not been released for sale, including 8 beachfront home sites.
    The Southern Accents show home at WaterSound Beach is scheduled to open for public tours on Memorial Day weekend. The 4,200-square-foot beachfront home, designed by Cooper Robertson, will be featured in the July/August 2004 issue of the magazine.
    From WaterSound Beach's inception through December 31, 2003, contracts accepted or closed totaled 293 units.

    WaterSound

    On October 7, 2003, the Walton County Commission voted to approve a development order for 478 of the 1,060 planned units, along with 35,000 square feet of commercial space, being planned for the next phase of WaterSound. Pending the receipt of final environmental permits, infrastructure construction is expected to begin in the second quarter of 2004. Work continues on a Development of Regional Impact (DRI) application for the project that would include the balance of the units. Significant progress is expected on the DRI by the end of the year.
    This future phase of WaterSound is located on 1,443 acres of timberland between U.S. 98 and the Intracoastal Waterway.
    "The master plan for the future development of the next phase of WaterSound calls for a full package of amenities, including six and nine-hole golf courses designed by Davis Love, III, tennis and access to Lake Powell plus the opportunity to purchase memberships in a beach club at WaterSound Beach and Camp Creek Golf Club," said Rummell. "To achieve higher values, we don't intend to begin sales until key amenities are in place."

    Palmetto Trace, The Hammocks

    In the fourth quarter of 2003, contracts closed for 46 homes at St. Joe's two primary home communities in Bay County, Palmetto Trace and The Hammocks. These contracts closed at an average price of $160,000. During the quarter, contracts were accepted for 36 homes at an average price of $145,000.
    For the year 2003, 30 home sites and 136 homes were closed in these two communities at average prices of $30,000 and $150,000, respectively. Palmetto Trace is planned for 523 units on 138 acres. The Hammocks is planned for 463 units on 143 acres.
    "Sales at these two communities were very strong in the fourth quarter," said Rummell. "The sales pace of primary homes and home sites in Bay County almost doubled in 2003 compared to 2002. We expect these increases in sales velocity to continue in 2004 as new jobs are added to the Bay County economy."
    From the inception of Palmetto Trace and The Hammocks through December 31, 2003, contracts were accepted and contracts closed for 66 home sites and 358 homes at average prices of $31,000 and $147,000, respectively.

    WindMark Beach

    In the fourth quarter of 2003, no home sites closed and no new contracts were accepted at the first phase of WindMark Beach. For the year 2003, 13 home sites closed at an average price of $567,000. This phase includes 110 home sites, a pool club and several community docks, as well as an extensive conservation area accessible by boardwalks and trails.
    "Pricing and sales velocity for this first phase of WindMark Beach have been a real success," said Rummell. "Resale activity has also been strong. In the fourth quarter, a beachfront home site was resold for more than $1 million."
    "Since we believe values will continue to increase at WindMark Beach, we are carefully managing the release of additional home sites there," said Rummell. "We plan to release only four home sites for sale in 2004, two on the beach and two with beach views. In addition, JOE has two remaining beachfront home sites in phase 1 that we expect to release for sale in future years."
    From WindMark Beach's inception through December 31, 2003, St. Joe accepted or closed contracts for 100 home sites at an average price of $334,000.

    WindMark Beach, Future Phases

    St. Joe has started predevelopment planning for future phases of WindMark Beach with 1,550 units on approximately 2,000 acres of timberland along 15,000 feet of beachfront owned by St. Joe. Significant progress on the DRI for WindMark Beach is expected by mid-2004, and environmental permitting is expected to continue to the end of the year. Sales at these future phases of WindMark Beach are expected to begin in 2005.
    "Under the proposed master plan, WindMark Beach embraces, restores and protects a beautiful beach and makes it accessible to the public with activities that center on family fun," said Rummell. "Together with the Gulf County community, we are planning WindMark Beach so that it respects the local culture, landscape, architecture and the environmentally special lands nearby."
    Plans for the future phases of WindMark Beach provide that once a portion of U.S. 98 is relocated, the existing roadbed through St. Joe's land would be used to create a beachfront trail system. No residential development is planned seaward of this beachfront trail, and St. Joe will provide public beach parking areas and multiple access points for the public.

    SouthWood

    In the fourth quarter of 2003, 13 home sites and 34 homes closed at SouthWood at average prices of $83,000 and $241,000, respectively.
    During the quarter, contracts were accepted for 12 home sites and 31 homes at SouthWood at average prices of $86,000 and $232,000, respectively. For the year 2003, 63 home sites and 133 homes closed at SouthWood at average prices of $90,000 and $203,000, respectively.
    "Sales traffic at SouthWood remained steady in the fourth quarter and conversion rates remained high," said Rummell. "SouthWood is generating a market share of new homes sold in Leon County of approximately 25 percent. We continue to introduce new single and multi-family product lines within the community to extend our reach to a greater cross section of this population."
    The SouthWood Golf Course, designed by Fred Couples, was named one of the top three of more than 500 new upscale public golf courses in the United States by Golf Digest magazine in January 2004. It was the only new upscale golf course in Florida to be honored in the magazine.
    From SouthWood's inception through December 31, 2003, St. Joe accepted or closed contracts on 588 units. SouthWood is entitled for 4,770 residential units plus a variety of retail shops, restaurants, community facilities, light industrial sites and professional offices.

    SummerCamp

    During the fourth quarter, final land-use approvals were received for SummerCamp, a new beachfront vacation and second-home community in southeastern Franklin County on St. James Island. With nearly 4 miles of waterfront, SummerCamp is planned for 499 units on 782 acres of St. Joe timberland. Certain regulatory steps remain, including approval of environmental permit applications. Infrastructure construction is expected to begin in the third quarter of 2004.
    Initial marketing for SummerCamp has begun. A sales preview center located in Tallahassee, an important market for SummerCamp, is expected to open early this year and an onsite sales center, general store and outfitter are scheduled to open in early 2005. SummerCamp's current plans call for a community beach club with cabanas, two smaller beach clubs, several observation piers, gathering pavilions, a canoe and kayak boathouse, one small community dock and miles of interconnected nature trails.
    Home prices are expected to range initially from the mid $400,000s to over $900,000, and home sites are expected to start in the $150,000 range to over $800,000.
    "SummerCamp is the first development of its kind in this part of Northwest Florida," said Rummell. "Our team has developed a SummerCamp architectural style based on historic and well recognized communities like St. Teresa and Apalachicola evoking the traditional communities of Old Florida."

    St. James Island

    The St. James Island public visioning process for St. Joe's future development plans that began early in the fourth quarter of 2003 is continuing with good participation from the community. The St. James Island Visioning Plan and an amended Franklin County Comprehensive Plan are expected to be ready for presentation to the Franklin County Board of County Commissioners later this year. These plans will take into account the use of this land for decades to come.
    St. James Island, located at the eastern end of Franklin County, represents an area of approximately 49,000 acres, 24,000 of which are owned by St. Joe. It includes the area bounded by the city of Carrabelle on the west and Bald Point State Park on the east along the Gulf of Mexico. SummerCamp is being developed on a 782-acre parcel in St. James Island.

    Northeast Florida

    St. Johns Golf & Country Club

    In the fourth quarter of 2003, contracts were closed on 11 home sites and 41 homes at St. Johns Golf & Country Club. Contracts were accepted for 19 home sites and 31 homes at average prices of $116,000 and $351,000, respectively.
    For the year 2003, 40 home sites and 124 homes were closed at St. Johns Golf & Country Club at average prices of $56,000 and $319,000, respectively.
    "Pricing was strong in the second half of 2003 at St. Johns Golf and Country Club," said Rummell. "Sales velocity was also strong with conversion rates, from prospect to contract closing, building from mid-2003 into the first quarter of 2004. As new companies relocate to the Jacksonville area, St. Johns is proving to be an attractive living alternative for their employees."
    "This year we are introducing a product line with homes priced from $180,000 to $220,000," said Rummell. "Based on the preliminary interest, we expect it to be well received."
    From inception through December 31, 2003, St. Joe accepted or closed contracts for 519 units at this 799-unit residential development south of Jacksonville in St. Johns County.

    Hampton Park

    In the fourth quarter of 2003, contracts closed on 20 homes at Hampton Park in Jacksonville at an average price of $329,000.
Contracts were accepted for 18 homes with home prices averaging
$382,000.
    For the year 2003, 50 homes were closed at Hampton Park at an average price of $321,000.
    From Hampton Park's inception through December 31, 2003, contracts accepted or closed totaled 130 units.

    James Island

    In the fourth quarter of 2003, contracts closed on 13 homes at James Island in Jacksonville at an average price of $339,000. Contracts were accepted for 6 homes with home prices averaging $421,000. The six units remaining, including three models and three homes under construction, in the 365-unit development are expected to be sold or under contract by the end of the second quarter of 2004.
    For the year 2003, 59 homes were closed at James Island at an average price of $335,000.

    RiverTown

    RiverTown, located in St. Johns County on approximately 4,200 acres, is being planned for approximately 4,500 units. The proposed community has 3.5 miles of frontage on the St. Johns River.
    "RiverTown is located on one of the last stretches of riverfront in Northeast Florida suitable for large-scale residential development," said Rummell. "It is located within easy commuting distance to Jacksonville. We believe JOE's ability to provide high-value community developments can provide a unique product in this market."
    Entitlement work continued on RiverTown during the fourth quarter with significant progress toward DRI approval. DRI review is expected to continue another 2 to 6 months, while environmental permitting is expected to continue into 2005. Sales are planned to begin in 2005.

    Central Florida

    Victoria Park

    During the fourth quarter of 2003, contracts closed on 6 home sites and 48 homes at Victoria Park at average prices of $73,000 and $193,000, respectively. Contracts were accepted for 7 home sites and 27 homes at average prices of $83,000 and $206,000, respectively.
    For the year 2003, 32 home sites and 124 homes were closed at Victoria Park at averages prices of $74,000 and $196,000, respectively.
    "The improved sales pace at Victoria Park continued in the fourth quarter," said Rummell. "The community is in an excellent position to perform well going forward."
    Victoria Park, located between Orlando and Daytona Beach, is set on 1,859 acres in the historic college town of DeLand. This mixed-used community is planned for more than 4,000 residences built among parks, lakes and conservation areas.
    From Victoria Park's inception through December 31, 2003, contracts accepted or closed totaled 359 units.

    Celebration, Artisan Park

    In the fourth quarter of 2003, 5 home sites were closed at an average price of $134,000 at Artisan Park, a 160-acre village in the town of Celebration near Orlando. St. Joe owns 74 percent of the joint venture that is developing Artisan Park. During the fourth quarter, contracts were accepted for 5 home sites and 34 homes at average prices of $134,000 and $369,000, respectively.
    For the year 2003, 10 home sites were closed at Artisan Park at an average price of $128,000.
    "Artisan Park opened with excellent sales," said Rummell. "This is one of the last residential neighborhoods to be developed in Celebration, and there appears to be strong demand as the development of Celebration comes to an end."
    Plans for the neighborhood feature approximately 314 single-family homes plus 302 condominium homes, along with parks, trails, an outdoor performance area and community clubhouse with a fitness center, pool and educational and recreational programs.

    Saussy Burbank

    In the fourth quarter of 2003, Saussy Burbank, St. Joe's homebuilder based in Charlotte, N.C., closed the sale of 173 homes compared to 169 homes in the fourth quarter of 2002. Average prices for the homes were $212,000 and $197,000, respectively. During the fourth quarter, contracts were accepted for the purchase of 13 homes sites and 165 homes at average prices of $24,000 and $200,000, respectively.
    For the year 2003, 32 home sites and 555 homes were closed by Saussy Burbank at average prices of $24,000 and $209,000, respectively.

    COMMERCIAL REAL ESTATE

    The Commercial segment consists of St. Joe Commercial, the company's commercial real estate development unit, and Advantis, the company's commercial real estate services unit. Pretax income from continuing operations from the Commercial segment was $6.5 million for the fourth quarter of 2003, compared with $4.6 million in the same quarter of 2002. For the year, the Commercial segment had a pretax loss of $2.4 million, due to the non-cash Advantis charge of $14.1 million pretax taken in the second quarter of 2003, compared to income of $3.0 million for the year 2002.

    St. Joe Commercial

    "St. Joe Commercial has completed a very successful fourth quarter both in terms of value creation and strategic accomplishments," said Twomey. "Gross proceeds from Northwest Florida commercial land sales totaled $10.5 million. Several large transactions were balanced with a steady flow of smaller land sales that included a wide variety of product throughout the region. But as we have often said, we expect earnings from these sales to be 'lumpy' as the timing of transactions is very difficult to predict."
    For the fourth quarter of 2003, St. Joe Commercial had pretax income of $6.6 million, compared to $3.8 million in the fourth quarter a year ago. For the year 2003, pretax income was $15.4 million, compared to $4.5 million in 2002.
    During the fourth quarter of 2003, St. Joe Commercial sold 13 Florida land parcels, totaling 161 acres, at an average price of approximately $65,000 per acre. For the year 2003, St. Joe Commercial sold 48 Florida land parcels, totaling 396 acres, at an average price of approximately $62,000 per acre.
    On December 30, 2003, St. Joe Commercial closed a $3.8 million sale of a 24-acre parcel of land located in Panama City Beach to Ashwood Development Group. Ashwood is planning a 300-unit multi-family project on the parcel adjacent to Lake Powell. St. Joe and Ashwood are working closely to formulate a development plan for the parcel that respects both the environmental significance of Lake Powell and the growing demand for high quality multi-family residential communities in Panama City Beach.
    "During the fourth quarter, The Home Depot purchased a new store site in Panama City Beach from JOE," said Twomey. "This sale has broad implications. As more national retail users become familiar with this part of Florida, the value for land suitable for retail use continues to move closer to comparable prices for such land in other parts of the state. We believe there is room for additional growth in Northwest Florida, and we are working to harvest the untapped potential for additional value and velocity."
    Tables 9 and 10 summarize commercial land sales in Florida for the fourth quarter and full year 2003.




                                Table 9
                          St. Joe Commercial
                          Florida Land Sales
                    Quarter Ended December 31, 2003

              Number of               Gross Sales        Average
     Land       Sales      Acres          Price          Price/Acre
                             Sold    (in thousands)   (in thousands)
------------ -----------  ---------  ---------------  ---------------
Unimproved            5        116           $7,066              $61
Improved              8         45            3,436               76
              ----------  ---------  ---------------  ---------------
Total/Average        13        161          $10,502              $65
              ==========  =========  ===============  ===============


                               Table 10
                          St. Joe Commercial
                          Florida Land Sales
                     Year Ended December 31, 2003

                                                          Average
              Number of               Gross Sales       Price/Acre
     Land       Sales    Acres Sold       Price       (in thousands)
                                     (in thousands)
------------  ---------  ----------  ---------------  ---------------
Unimproved          18         267          $13,116              $49
Improved            30         129           11,460               89
              ---------  ----------  ---------------  ---------------
Total/Average       48         396          $24,576              $62
              =========  ==========  ===============  ===============


    Progress on various St. Joe Commercial projects is summarized below.

    Northwest Florida

    WaterColor Crossings

    A new 28,800-square-foot Publix Super Market at WaterColor Crossings opened on January 14, 2004. The center has an additional 14,400 square feet of retail space, expected to be completed in February 2004, and three out-parcels for retail operations.
    "WaterColor Crossings, designed to be a second town center, is helping to make WaterColor a true community where people can live and build family connections," said Twomey. "In only a few weeks of operation, the new Publix is demonstrating the importance of providing the kind of convenience and service that mark a permanent neighborhood."

    Highland Commons

    During the fourth quarter, The Home Depot purchased a 13-acre retail development site in Highland Commons, near Beckrich Office Park, for $2 million. Home Depot plans include a 105,000-square-foot store and 35,000-square-foot garden center. Site and infrastructure construction work has started at the site and construction of the store is expected to begin later in the first quarter of 2004. The new Home Depot store is expected to be operational in late 2004.
    St. Joe Commercial continues additional development planning on Highland Commons, a 99-acre mixed-use project in Panama City Beach being designed for retail and multi-family users of various sizes. Current plans call for an additional 13 parcels designed for retail users and 4 parcels designed for multi-family use.
    "With this Home Depot in place, St. Joe Commercial believes that Highland Commons can become an important regional shopping area by attracting other 'big-box' retailers and smaller retail stores," said Twomey.

    Pier Park

    Horizontal infrastructure construction and installation was substantially completed in the fourth quarter at Pier Park, a mixed-use project in Panama City Beach. Pier Park is a public/private venture between St. Joe and the City of Panama City Beach with plans featuring retail, dining and family entertainment venues. Adjacent to six acres of white-sand beach, the project has 50 acres of land available for these uses near the beach, plus hotel and timeshare sites, and 70 acres of highway-oriented commercial land.
    "A highly qualified general manager for the project started work during the fourth quarter," said Twomey. "We brought to Pier Park one of the nation's experts in this type of real estate development. Now with approximately $15 million in infrastructure completed, Pier Park is ready for vertical development. We expect to make significant progress on Pier Park in 2004. We believe Pier Park can become a major destination for visitors and residents of the Panama City Beach area."
    Already completed at Pier Park are a 500-space beach parking lot, an 82-acre expansion of adjacent Bessant Park with an amphitheater and a 30-acre expansion of Frank Brown Park.

    Beckrich Office Park

    During the fourth quarter, construction was completed on Beckrich Two, a 35,000-square-foot office building in the Beckrich Office Park in Panama City Beach. Advantis is handling leasing and marketing for the project.
    In November 2003, Nextel Partners announced the expansion of their operations at Beckrich from approximately 600 employees to 1,000. St. Joe broke ground on a 30,000-square-foot building in January 2004 to house the new workforce. The new building is located adjacent to the existing 67,500-square-foot customer care center that opened in May of 2002.
    "This office park is designed to be a magnet for quality jobs that pay good salaries year round to area residents," said Twomey. "Today, with approximately 200 employees in Beckrich One and Two, almost 800 people come to work each day on this 29-acre business campus with an additional 400 Nextel employees on the way. With that accomplished in under two years, our strategy is working."

    St. Joe Commerce Parks

    St. Joe Commercial has 10 commerce parks operating or under development in six Northwest Florida counties. During the fourth quarter, sales within the commerce parks totaled $1.9 million. With master plans that were created to transfer value from the frontage of major highways inland, St. Joe Commercial is adding value to interior timberlands, while at the same time improving traffic flows.
    During the fourth quarter, the first sale at Hammock Creek Commerce Park in Gadsden County closed for $760,000, or $33,000 per acre. In addition, the first sale at Nautilus Business Park in Bay County closed for $530,000, or $370,000 per acre. During the fourth quarter, prices advanced at both the Beach and the Port St. Joe Commerce Centers.
    Table 11 summarizes the status of St. Joe commerce parks throughout Northwest Florida at December 31, 2003.




                               Table 11
                  St. Joe Commercial - Commerce Parks
                           December 31, 2003

                                Net      Acres      Current Asking
  Commerce Parks    County     Saleable   Sold/     Price Per Acre
                                Acres    Under
                                         Contract
----------------- ----------- --------- --------- -------------------
Existing
Beach Commerce       Bay           161        69   $65,000 - 435,000
Port St. Joe         Gulf           58        43   $45,000 - 50,000
Airport Commerce     Leon           40        --   $75,000 - 260,000
Nautilus Business
 Park                Bay            12         1  $300,000 - 375,000
Hammock Creek        Gadsden       114        24   $40,000 - 150,000

Predevelopment
South Walton
 County              Walton         42        --  $125,000 - 435,000
Beach Commerce II    Bay           140        --   $75,000 - 80,000
Cedar Grove          Bay           150        --   $35,000 - 45,000
Port St. Joe II      Gulf           45        --   $35,000 - 45,000
Apalachicola
 Commerce            Franklin       50        --   $30,000 - 35,000
                              --------- ---------
  Total                            812       137
                              ========= =========


    Investment Property Portfolio

    St. Joe continues to redeploy the proceeds of land sales in a tax-deferred manner through the acquisition of commercial office buildings in select markets within the southeastern United States. In the fourth quarter of 2003, St. Joe acquired three office buildings in Atlanta with 465,000 square feet. These buildings are 90 percent leased.
    At December 31, 2003, St. Joe's portfolio of commercial office buildings acquired through the capital redeployment program totaled more than 2.3 million square feet and represented an aggregate investment of more than $312 million, compared to approximately 1.6 million square feet and an aggregate investment of $219 million at December 31, 2002.
    "While the national office market remains soft, the level of leasing activity has increased on our Investment Property Portfolio over the past six months," said Twomey. "The average leased percentage for the portfolio has increased to 86 percent at year-end from 81 percent at the end of the second quarter of 2003. The primary drivers of this improved performance in the second half of the year are the increased level of activity in the Orlando and Atlanta markets, along with the impact of our acquisitions in this time period."
    Table 12 summarizes the investment property portfolio at December
31, 2003.




                               Table 12
                     Investment Property Portfolio
                           December 31, 2003

                          Number of      Net Rentable       Leased
        Location          Properties     Square Feet      Percentage
-----------------------  -------------  --------------- -------------
Florida
   Tampa                            5          476,000            83%
   Orlando                          2          313,000            78%
   Other                            3          222,000            82%
Atlanta                             5          863,000            87%
Washington, D.C.                    2          271,000            94%
Charlotte                           1          158,000           100%
                         -------------  --------------- -------------
  Total/Weighted Average           18        2,303,000            86%
                         =============  =============== =============


    Development Properties Portfolio

    At the close of 2003, St. Joe had reduced its portfolio of development properties from 1.3 million square feet at the end of 2000 to 0.6 million square feet. "We continue to make progress toward our goal of monetizing our development portfolio when commercial buildings are stabilized or in markets where we do not have significant competitive advantages," said Twomey. "Efforts continue to sell our land positions outside of Florida, with several sales expected in 2004."
    Table 13 summarizes the development property portfolio at December
31, 2003.




                               Table 13
                    Development Property Portfolio
                           December 31, 2003


                         Market       Ownership    Net       Leased
        Property         Location     Percentage  Rentable Percentage
                                                  Square
                                                   Feet
    ----------------  --------------- ---------- --------- ----------
TNT Logistics            Jacksonville       100%   99,000         83%
245 Riverside            Jacksonville       100%  134,000         39%
Alliance Bank              Orlando           50%   71,000         61%
Deerfield Commons I        Atlanta           40%  122,000         77%
Westchase Corporate        Houston           93%  184,000         94%
Beckrich Two             Panama City
                             Beach          100%   34,000         20%
                                                 --------- ----------
  Total/Weighted Average                          644,000         70%
                                                 ========= ==========


    Sale of 355 Alhambra

    On December 31, 2003, St. Joe completed the sale of its 45 percent partnership interest in the 355 Alhambra building in Coral Gables, Florida for $6.3 million (a gain of approximately $1.0 million). The 224,000-square-foot Class A office building was completed in 2001 and is currently 65 percent leased.

    Advantis

    Advantis, JOE's commercial real estate services unit, had a positive fourth quarter with pretax income of $0.7 million before elimination of inter-company profits. Advantis had a pretax loss of $0.1 million for fourth quarter 2003, compared to income of $0.8 million in the fourth quarter of 2002, after elimination of inter-company profits of $0.8 million and $0.3 million, respectively. For the year 2003, Advantis had a pretax loss of $17.8 million, including a non-cash charge of $14.1 million, compared to a loss of $1.5 million in 2002, after elimination of inter-company profits of $2.0 million and $1.3 million, respectively.
    "As we look ahead to 2004, Advantis has put in place a strong pipeline of business," said Twomey. "The talent recruited in the last two years is starting to show results."

    ST. JOE LAND COMPANY

    St. Joe Land Company's pretax income from continuing operations was $18.8 million in the fourth quarter of 2003, compared with pretax income of $7.8 million in the fourth quarter of 2002.
    For the year 2003, St. Joe Land had pretax income of $42.1 million, compared to $38.0 million in 2002.
    "The year 2003 was St. Joe Land's best year yet," said Twomey. "The traditional flow of small transactions was strong in 2003 and continued to build momentum as the fourth quarter closed. The success of the fourth quarter and the year was capped by the completion of a large transaction in Franklin County. St. Joe Land looks ahead to 2004 with a strong pipeline of business in place."
    Table 14 summarizes sales activity at St. Joe Land for the fourth quarter and full year 2003 and 2002.




                               Table 14
                         St. Joe Land Company
                       Quarter Ended December 31

        Number   Number of Average Price  Gross Sales   Gross Profit
Period of Sales    Acres      Per Acre        Price     (in millions)
                                         (in millions)
------ --------- --------- ------------- -------------- -------------
 2003        37    11,405        $1,973          $22.5         $19.6
 2002        52     4,977        $2,383          $11.9         $10.3


                         St. Joe Land Company
                        Year Ended December 31

        Number   Number of Average Price  Gross Sales   Gross Profit
Period of Sales    Acres      Per Acre        Price     (in millions)
                                         (in millions)
---------------- --------- ------------- -------------- -------------
 2003       166    29,904        $1,874          $56.0         $47.6
 2002       176    28,071        $1,820          $51.1         $44.1


    St. Joe Land

    The Box R

    In the fourth quarter of 2003, St. Joe Land sold 7,597 acres in Franklin County called the Box R Ranch to The Nature Conservancy for $14.9 million, or $1,965 per acre. "This transaction highlights the cooperation and teamwork between the Land Company and Conservation Land divisions," said Twomey. "While the property was widely marketed by St. Joe Land and there were several prospective traditional private buyers interested in the property, the overall best offer was made by a conservation buyer. This sale resulted in an added benefit for the future generations in Northwest Florida."

    Rural Communities

    Entitlement work continued on several rural communities in Northwest Florida. Jones Homestead in Gulf County, renamed WaterMill, is being designed for the local market with 120 home sites on 33 acres. Tarpon Sound in Franklin County, renamed Cutter Ridge, is being designed for the same market with 83 lots on 30 acres, in three phases. Phase 1, a 10-acre parcel, consists of 25 home sites with prices expected to range from $16,000 to $22,000. St. Joe Land plans to provide home sites to area residents and residential contractors.

    RiverCamps

    In the fourth quarter of 2003, contracts for all 23 home sites of the first release at RiverCamps on Crooked Creek closed at an average price of approximately $150,000.
    RiverCamps on Crooked Creek is the first of a series of planned settlements in a rustic setting offering personal retreats in a private woodland preserve. RiverCamp home sites are being sold fee-simple, with a common area preserved for conservation. Many home sites are one acre or larger.
    A total of 314 potential buyers from 22 states submitted offers for the first release of 23 home sites. A lottery process, requiring a $7,500 deposit, was implemented to choose buyers. All of the buyers originally chosen in the lottery process closed the sale of a home site.
    Home-site prices in the first release ranged from $84,000 to $249,000. The most expensive, a one-acre home site with a view of Crooked Creek, was the number one choice in the lottery with 47 prospective buyers. Construction of infrastructure and a RiverCamps proto-type home is underway with three additional homes planned to start in early 2004. Future releases of home sites for sale are expected in mid-2004.
    "This product is attracting a demographically diverse customer base from a broad range of feeder markets extending as far away as Minnesota, Wisconsin, California, Connecticut and Colorado," said Rummell. "Still, we've only begun to tap the potential of RiverCamps. In the first release, more than half of the potential buyers were from Florida, with a majority of them from Northwest Florida."
    Approved for approximately 450 home sites on 1,500 acres of former timberland, RiverCamps on Crooked Creek features views of West Bay, the Intracoastal Waterway and Crooked Creek. A variety of RiverCamp floor plans, typically from 1,500 to 2,400 square feet, are available. Additional RiverCamp locations are actively being reviewed in other parts of Northwest Florida.

    Ranches

    Work continued in the fourth quarter on the launch of St. Joe Ranches, a new real estate product designed to transform what were once timberlands to higher and better uses. Ranches are for customers who want to own 10 to 150 acres, with controls on how the property around them is used. This product is initially being planned in rural settings in Leon, Wakulla and Gadsden Counties. These sites will benefit from a proximity to Tallahassee and the agricultural and recreational nature of adjoining properties.
    Project improvements include clearing, fencing, road stabilization and entry features. Each ranch product is to be sold with common restrictions designed to promote a sense of community as each owner finishes their property. Additional land management services will be available to ranch owners on a separate fee basis. "To provide consumer choice over time, we expect the ranch product line to expand to a variety of specific products," said Twomey. "In addition, we are working to bring the ranch offerings to other parts of JOE's holdings in Northwest Florida."
    Prices of individual tracts are expected to vary depending on the physical attributes of each site, including timber stands, topography and proximity to rivers, creeks and bays.

    Conservation Land

    In the fourth quarter of 2003, 13,655 acres of conservation land sold for a gross sales price of $16.0 million, or $1,172 per acre.
    For the full year, 34,999 acres of conservation land sold for a gross sales price of $40.5 million, or $1,157 per acre.
    Table 15 summarizes conservations land sales for the year 2003.




                               Table 15
                        Conservation Land Sales
                     Year Ended December 31, 2003

                                                     Gross
                                                     Sales
                                                     Price    Price
Quarter                                              (in       Per
 Sold     Project      Buyer    Location   Acreage  Millions)  Acre
------ ------------- ---------- --------- -------- ---------- -------
  1st  Wacissa River State of   Jefferson
        West          Florida    County    13,917      $14.9  $1,071
  2nd  Wacissa River State of   Jefferson
        East          Florida    County     4,693        5.7   1,215
  3rd  Apalachicola  City of    Franklin
        Parcel        Apalach-   County
                      icola                    98         .3   3,134
  3rd  St. Marks     Nature     Wakulla
                      Conser-    County
                      vancy                 2,636        3.6   1,351
  4th  Wakulla River Shine      Wakulla
                      Found-     County
                      ation                   292        1.3   4,500
  4th  Wakulla       State of   Wakulla
        Springs B     Florida    County       103         .3   2,886
  4th  Crooked River State of   Franklin
                      Florida              13,260       14.4   1,091
                                          -------- ---------- -------
       Total/Average                       34,999      $40.5  $1,157
                                          ======== ========== =======


    Conservation Land's pretax income from continuing operations for the fourth quarter of 2003 was $14.4 million compared with $22.9 million for the fourth quarter of 2002. For the full year, Conservation Land's pretax income from continuing operations was $36.4 million compared with $30.1 million in 2002.
    From the Conservation Land program's inception through December 31, 2003, approximately 160,220 acres have been permanently preserved.
    Activity is currently underway to sell 7 additional parcels in 2004, totaling approximately 58,000 acres, to state and private conservation interests. "Two large conservation land sales of approximately 43,000 and 10,000 acres are targeted to close in 2004," said Twomey. Additionally, 7 tracts totaling more than 71,000 acres are being considered for sale in years 2005 and 2006. The timing, sequence and viability of these transactions are uncertain and some transactions could be delayed.

    ST. JOE TIMBERLAND COMPANY

    Pretax income from continuing operations for the forestry segment totaled $2.3 million for the fourth quarter of 2003, compared with $2.0 million in the comparable 2002 period. For the year 2003, pretax income from continuing operations totaled $8.1 million, compared with $8.0 million in 2002.

                            FINANCIAL DATA

    Pension Plan

    At year-end 2003, the St. Joe Pension Plan was over-funded by approximately $90.6 million, compared to an over-funded total of $76.0 million at the end of 2002. The Plan contributed $3.7 million to pretax income in 2003.

    Other Income (Expense)

    Other income (expense), which includes dividend and interest income, gains (losses) on sales of investments and non-operating assets and miscellaneous income, and interest expense, was an expense of $2.6 million in the fourth quarter of 2003, compared to income of $35.4 million in the comparable 2002 period.
    For the year 2003, other income (expense) was an expense of $9.2 million in 2003 compared to income of $120.6 million in 2002.
    Table 16 summarizes other income (expense) for the fourth quarter and year 2003 and 2002.




                               Table 16
                        Other Income (Expense)
                             (in millions)

                                       Quarter Ended    Year Ended
                                        December 31,    December 31,
                                       --------------  --------------
                                         2003   2002    2003    2002
                                       ------- ------  ------ -------
Dividend and interest income             $0.1   $0.2    $0.8    $2.9
Interest expense                         (3.2)  (3.2)  (12.5)  (17.0)
Gain (loss) on valuation of derivatives    --    0.1      --    (0.9)
Gain on forward sale of securities         --   38.2      --   132.9
Other                                     0.5    0.1     2.5     2.7
                                       ------- ------  ------ -------
Total                                   $(2.6) $35.4   $(9.2) $120.6
                                       ======= ======  ====== =======


    Equity in Income (Loss) of Unconsolidated Affiliates

    Equity in income (loss) of unconsolidated affiliates includes the Arvida/JMB Partnership (Arvida/JMB) and several community residential developments and commercial real estate partnerships. For the full year 2003, the Company's share of the loss of Arvida/JMB was $3.5 million compared with income of $13.2 million for the full year 2002. Equity in income (loss) of other unconsolidated affiliates was income of $1.3 million for the full year 2003 compared to a loss of $2.2 million for the full year 2002. There was no income or loss recorded in the fourth quarter of 2003 for our share of Arvida/JMB, compared to an equity pick-up of $0.4 million in the fourth quarter of 2002. As previously disclosed, we expect no further material income or loss from Arvida/JMB. Equity in income (loss) of other unconsolidated affiliates was income of $0.3 million for the fourth quarter of 2003, compared to a loss of $0.7 million in the fourth quarter of 2002.

    EBITDA for the Fourth Quarter and Year 2003

    Earnings before interest, taxes, depreciation and amortization (EBITDA) for 2003 were $170.0 million, or $2.18 per share, compared to $325.9 million, or $4.01 per share, in 2002. Fourth-quarter 2003 EBITDA was $58.3 million, or $0.75 per share, compared to $97.4 million, or $1.23 per share, in the fourth quarter of 2002.
    Table 17 provides a reconciliation of net income to EBITDA for the fourth quarter and year 2003 compared to the same periods the year before.




                               Table 17
                Reconciliation of Net Income to EBITDA
                             (in millions)

                   Quarter Ended December 31, Year Ended December 31,
                   -------------------------- -----------------------
                       2003          2002        2003        2002
                   -------------- ----------- ----------- -----------
Net Income                 $28.9       $55.3       $76.2      $174.4
Plus:
  Income tax
   expense                  14.5        29.6        42.8       104.1
  Depreciation and
   amortization              9.3         6.5        30.4        23.8
  Interest expense           5.7         6.0        20.8        23.7
  Minority interest         (0.1)         --        (0.2)       (0.1)
                   -------------- ----------- ----------- -----------
EBITDA                     $58.3       $97.4      $170.0      $325.9
                   ============== =========== =========== ===========

EBITDA per diluted
 share                     $0.75       $1.23       $2.18       $4.01
                   ============== =========== =========== ===========

Weighted average
 diluted shares
 outstanding          77,783,671  79,115,809  77,825,790  81,340,615


    We use EBITDA as a supplemental performance measure, along with net income, to report our operating results. The company's management believes EBITDA is an important metric commonly used by companies in the real estate industry for comparative performance purposes. EBITDA is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles
(GAAP). Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, we believe that EBITDA provides relevant information about our operations and, along with net income, is useful in understanding our operating results.
    Prior-year EBITDA has been changed to conform to the SEC's current guidance on non-GAAP financial measures. Results for 2002 include a $132.9 million gain on forward sale of securities, a $33.7 million gain on sale of ARS, a $0.9 million loss on valuation of derivatives and $2.9 million other charges, each of which were previously excluded from EBITDA. Results for 2003 include the non-cash Advantis charge of $14.1 million. EBITDA includes conservation land EBITDA of $36.4 million and $30.1 million in 2003 and 2002, respectively. Results for the fourth quarter of 2002 include a $38.2 million gain on the forward sale of securities, a $0.1 million gain on valuation of derivatives and $1.1 million other charges, each of which were previously excluded from EBITDA. EBITDA includes conservation land EBITDA of $14.4 million and $22.9 million in the fourth quarters of 2003 and 2002, respectively.




                               Table 18
                         Summary Balance Sheet
                             (in millions)

                                           Dec. 31, 2003 Dec. 31, 2002
                                           ------------- -------------
Assets
Investment in real estate                        $896.4        $806.7
Cash and investments                               58.0          74.4
Prepaid pension asset                              91.8          91.0
Property, plant and equipment                      36.3          42.9
Other assets                                      194.2         154.9
                                           ------------- -------------
Total assets                                   $1,276.7      $1,169.9
                                           ============= =============

Liabilities and Stockholders' Equity
Debt                                              382.2         320.9
Accounts payable, accrued liabilities             166.2         151.2
Deferred income taxes                             232.5         212.0
                                           ------------- -------------
Total liabilities                                 780.9         684.1
Minority interest                                   8.2           5.7
Total stockholders' equity                        487.6         480.1
                                           ------------- -------------
Total liabilities and stockholders' equity     $1,276.7      $1,169.9
                                           ============= =============


                               Table 19
                             Debt Schedule
                             (in millions)

                                       Dec. 31, 2003    Dec. 31, 2002
                                       --------------   -------------
  Revolving debt facility                      $40.0             $--
  Medium term notes                            175.0           175.0
  Acquisition and other debt                     4.0             4.1
  Other collateralized/specific asset
   related debt                                163.2           141.8
                                       --------------   -------------
   Total Debt                                 $382.2          $320.9
                                       ==============   =============


                               Table 20
                  Consolidated Quarterly Comparisons
               ($ in millions except per share amounts)

                 Quarter Ended December  31,  Year Ended December 31,
                 ---------------------------  -----------------------
                     2003          2002          2003        2002
                 -------------- ------------  ----------- -----------
Revenues:
   Real estate
    sales               $180.6       $187.7       $592.2      $484.0
   Realty
    revenues              19.9         17.4         62.5        58.5
   Timber sales            8.3          9.0         36.6        40.7
   Rental revenue         11.5          8.5         40.8        33.2
   Other revenues          6.1          4.4         28.5        19.0
                 -------------- ------------  ----------- -----------
      Total
       revenues          226.4        227.0        760.6       635.4
                 -------------- ------------  ----------- -----------
Expenses:
   Cost of real
    estate sales         105.7        112.0        353.2       290.8
   Cost of realty
    revenues              12.3          9.9         36.2        33.2
   Cost of timber
    sales                  4.9          6.1         24.2        28.9
   Cost of rental
    revenue                5.0          4.8         18.0        14.5
   Cost of other
    revenues               6.6          5.8         27.2        23.1
   Other
    operating
    expenses              27.0         24.8         91.7        84.1
   Corporate
    expense, net          10.0          6.9         34.7        27.5
   Depreciation
    and
    amortization           9.3          6.5         30.4        22.8
   Impairment
    losses                  --           --         14.1          --
                 -------------- ------------  ----------- -----------
      Total
       expenses          180.8        176.8        629.7       524.9
                 -------------- ------------  ----------- -----------
      Operating
       profit             45.6         50.2        130.9       110.5
   Other income
    (expense)             (2.6)        35.4         (9.2)      120.6
                 -------------- ------------  ----------- -----------
Pretax income
 from continuing
 operations               43.0         85.6        121.7       231.1
Income tax
 expense                 (14.5)       (29.6)       (42.8)      (89.6)
Minority interest
 (expense) income          0.1         (0.4)        (0.5)       (1.3)
Equity in income
 (loss) of
 unconsolidated
 affiliates(a)             0.3         (0.3)        (2.2)       11.0
Discontinued
 operations                 --           --           --        23.2
                 -------------- ------------  ----------- -----------
Net income               $28.9        $55.3        $76.2      $174.4
                 ============== ============  =========== ===========
Net income per
 diluted share           $0.37        $0.70        $0.98       $2.14
                 ============== ============  =========== ===========

EBITDA(b)                $58.3        $97.4       $170.0      $325.9
                 ============== ============  =========== ===========
EBITDA per
 diluted share(b)        $0.75        $1.23        $2.18       $4.01
                 ============== ============  =========== ===========

Weighted average
 diluted shares
 outstanding        77,783,671   79,115,809   77,825,790  81,340,615

(a) Reformatted to reflect equity in income(loss) of unconsolidated affiliates separately from revenues. Previously the Company recorded equity in unconsolidated affiliates as a component of revenues in the community development segment ($0.2 million loss in the fourth quarter 2002, $11.9 million income for the year 2002) and commercial real estate segment ($0.1 million loss in the fourth quarter 2002, $0.9 million loss for the year 2002).
(b) See Table 17 above for a reconciliation of net income to EBITDA.


                               Table 21
                          Quarterly Revenues
                             By Segment(a)
                             (in millions)

                          Quarter Ended Dec. 31,  Year Ended Dec. 31,
                          ----------------------  -------------------
                             2003        2002        2003      2002
                          ------------ ---------  ----------- -------
Community Development          $135.7    $129.8       $494.9  $386.7
Commercial real estate           41.9      51.3        129.9   120.2
St. Joe Land                     40.5      36.2         99.2    84.0
Forestry                          8.3       9.5         36.6    41.2
Corporate and other                --       0.2           --     3.3
                          ------------ ---------  ----------- -------
Total revenues                 $226.4    $227.0       $760.6  $635.4
                          ============ =========  =========== =======

(a) Reformatted to reflect equity in income of unconsolidated affiliates separately from revenues. See footnote to Table 20.


                               Table 22
                    Quarterly Segment Income Before
             Taxes, Minority Interest and Equity in Income
                     Of Unconsolidated Affiliates(a)
                             (in millions)

                      Dec 31,  Sept 30, June 30, March 31,
                        2003     2003     2003     2003
                      -------- -------- -------- ---------

Community Development   $13.2    $32.1    $23.0     $12.4
Commercial real estate    6.5     (1.2)   (11.1)      3.3
St. Joe Land             33.2     14.8     12.8      17.6
Forestry                  2.3      1.7      2.2       1.9
Corporate and other     (12.2)   (12.0)   (10.7)     (8.1)
                      -------- -------- -------- ---------
Income before income
 taxes, minority
 interest and equity
 in income of
 unconsolidated
 affiliates             $43.0    $35.4    $16.2     $27.1
                      ======== ======== ======== =========


                      Dec 31,  Sept 30, June 30, March 31,
                        2002     2002     2002     2002
                      -------- -------- -------- ---------

Community Development   $19.9    $18.4    $17.9      $4.6
Commercial real estate    4.6     (0.9)    (0.4)     (0.4)
St. Joe Land             30.7      8.6     10.5      18.4
Forestry                  2.0      1.7      2.3       1.9
Corporate and other      28.4    (11.1)   (13.7)     87.8
                      -------- -------- -------- ---------
Income before income
 taxes, minority
 interest and equity
 in income of
 unconsolidated
 affiliates             $85.6    $16.7    $16.6    $112.3
                      ======== ======== ======== =========

(a) Excludes equity in income of unconsolidated affiliates, previously reported in operating revenues. See footnote to Table 20.


    Conference Call Information

    St. Joe will host an interactive conference call to review the company's results for the fourth quarter and year ended December 31, 2003 and to discuss its outlook for 2004 on Tuesday, February 3, 2004, at 10:00 AM, Standard Daylight Time.
    To participate in the call, please phone 888.423.3280 (for domestic calls from the United States) or 612.332.0530 (for international calls) approximately ten minutes before the scheduled start time. Approximately three hours following the call, you may access a replay of the call by phoning 800.475.6701 (domestic) or
320.365.3844 (international) using access code 716223.
    St. Joe will also webcast the conference call live over the Internet in a listen-only format by visiting the company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the St. Joe web site approximately three hours following the call.

    About St. Joe

    The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in community, commercial, industrial and resort development, land sales and commercial real estate services. St. Joe also has significant interests in timber.
    More information about St. Joe can be found online at http://www.joe.com.

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release, particularly in the Outlook for 2004 section. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ, possibly materially, from those in the information. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan" or similar expressions in this release. In particular, forward-looking statements include, among others, statements about the following:

    -- the size and number of commercial buildings and residential units;

    -- the expected development timetables, development approvals and the ability to obtain approvals;

    --  the anticipated price ranges of developments;

    -- the number of units that can be supported upon full build out of a development;

    --  the number, price and timing of anticipated land sales;

    -- estimated land holdings for a particular use within a specific time frame;

    --  absorption rates and expected gains on land sales;

    -- future operating performance, cash flows, and short and long-term revenue and earnings growth rates;

    --  comparisons to historical projects; and

    -- the number of shares of company stock which may be purchased under the terms of the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on current expectations, and we undertake no obligation to update the information contained in this release.
    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include, among others, the following:

    -- economic conditions, particularly in Florida and key southeast United States areas that serve as feeder markets to the company's Northwest Florida operations;

    --  acts of war, terrorism or other geopolitical events;

    -- local conditions such as an oversupply of homes and home sites and residential or resort properties, or a reduction in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  competition from other real estate developers;

    -- whether potential residents or tenants consider our properties attractive;

    -- increases in operating costs, including increases in real estate taxes;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    --  how well we manage our properties;

    -- changes in interest rates and the performance of the financial markets;

    -- decreases in market rental rates for our commercial and resort properties;

    --  decreases in the prices of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida;

    -- potential liability under environmental laws or other laws or regulations;

    -- adverse changes in laws or regulations affecting the development of real estate;

    -- the availability of funding from governmental agencies and others to purchase conservation lands;

    -- fluctuations in the size and number of transactions from period to period; and

    --  adverse weather conditions or natural disasters.

    The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

    Copyright 2004, The St. Joe Company. "St. Joe," "Advantis,"
"WindMark," "WaterColor," "WaterSound," "RiverCamps" and the "taking flight" logo are registered service marks of, and "JOE", "SouthWood", "Beckrich", "Pier Park" and "Arvida" are service marks of, The St. Joe Company.

    CONTACT: The St. Joe Company, Jacksonville
             Media:
             Jerry M. Ray, 904/301-4430
             jray@joe.com
             or
             Investors:
             Steve Swartz, 904/301-4347
             sswartz@joe.com